                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           LONE STAR INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[LONE STAR LOGO]

                                                        300 First Stamford Place
                                                                 P.O. Box 120014
                                                         Stamford, CT 06912-0014
                                                                    203-969-8600

                                                                  March 31, 1997

Dear Stockholder,

     On behalf of the Lone Star Board of Directors, I cordially invite you to attend the Company's 1997 Annual Meeting of Stockholders to be held on Thursday, May 15, 1997, commencing at 10:00 a.m. in the Marie Cole Auditorium of The Greenwich Library in Greenwich, Connecticut.

     The business to be considered and voted upon at the meeting is explained in the accompanying Notice of Annual Meeting and Proxy Statement.

     Your vote is important, regardless of the number of shares that you own. I urge you to read the Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible, even if you currently plan to attend the meeting. Returning the proxy card will not prevent you from voting in person, but will assure that your vote is counted.

                                          Sincerely,

                                          /s/ David W. Wallace

                                          David W. Wallace
                                          Chairman of the Board and
                                          Chief Executive Officer

                                [LONE STAR LOGO]

                           LONE STAR INDUSTRIES, INC.
                            300 FIRST STAMFORD PLACE
                                P. O. BOX 120014
                            STAMFORD, CT 06912-0014

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

     The Annual Meeting of Stockholders of Lone Star Industries, Inc., a Delaware corporation, will be held on Thursday, May 15, 1997, at 10:00 a.m. in the Marie Cole Auditorium of The Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut 06830 for the following purposes:

Proposal 1.  To elect three directors for a three-year term ending in 2000.

Proposal 2.  To ratify the appointment by the board of directors of Coopers &
             Lybrand L.L.P. as auditors of the Company for 1997.

Proposal 3.  To transact such other business as may properly come before the meeting and any adjournments thereof.

     Stockholders of record at the close of business on March 27, 1997, will be entitled to vote at the meeting and at any adjournment thereof.

                                          By Order of the Board of Directors,

                                          JAMES W. LANGHAM
                                          Vice President, General
                                          Counsel and Secretary

March 31, 1997

                                   IMPORTANT

     IF YOU CANNOT ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

                                [LONE STAR LOGO]

                           LONE STAR INDUSTRIES, INC.
                            300 FIRST STAMFORD PLACE
                                P. O. BOX 120014
                            STAMFORD, CT 06912-0014
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 15, 1997

     The enclosed proxy is solicited on behalf of the board of directors of Lone Star Industries, Inc. ("Lone Star" or the "Company") in connection with the annual meeting of stockholders to be held on Thursday, May 15, 1997, and is being mailed to you on or about March 31, 1997. Only stockholders of record at the close of business on March 27, 1997 will be entitled to notice of and to vote at this meeting. As of that date, the Company had outstanding approximately 10,988,737 shares of common stock, each share entitled to one vote on all proposals. Neither the certificate of incorporation nor the by-laws of the Company provide for cumulative voting of stock.

     Directors are elected by plurality vote. The affirmative vote of a majority of those shares of common stock represented and entitled to vote at the meeting is required for the approval of Proposal 2. Both abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but broker non-votes on any matter are not considered present and entitled to vote on that matter. Consequently, only abstentions will have the effect of a vote against Proposal 2.

     A stockholder executing and returning a proxy in the accompanying form has the power to revoke such proxy by written notice to the Secretary of Lone Star prior to the meeting or by attending the meeting and voting in person. All proxies properly executed and returned to Lone Star will be voted at the meeting. Proxies may be solicited by mail, telephone, telecopy or personally by directors, officers and other employees of the Company and by Morrow & Co., 909 Third Avenue, 20th Floor, New York, New York 10022, which has been engaged for a fee of $7,500 plus expenses for this purpose. The cost of soliciting proxies will be borne by the Company.

PROPOSAL 1. ELECTION OF DIRECTORS

     Lone Star's certificate of incorporation provides for the division of the board of directors into three classes, with the directors in each class serving for a term of three years. Each class of directors consists, as nearly as possible, of one third of the number of directors constituting the entire board of directors.

     Since the terms of the directors of Class I expire at the 1997 annual meeting, three Class I directors are to be elected to serve until the 2000 annual meeting and until their successors are elected and qualified. While the board of directors has no reason to believe that any of the named nominees is unavailable or will not serve if elected, if either occurs the proxies will be voted for a substituted nominee selected by the board of directors or, at its option, the board may reduce the number of its members.

NOMINEES FOR DIRECTOR (CLASS I)

     Arthur B. Newman, 53, has been a director since 1994 and is a member of the Audit Committee of the board. Since May 1991, he has been a member of Blackstone Group Holdings L.L.C. ("Blackstone"), a private investment banking firm. Mr. Newman is a director of Premium Standard Farms, Inc.

     Allen E. Puckett, 77, has been a director since 1976 and is Chairman of the Audit Committee of the board. Since April 1987, he has been Chairman Emeritus of Hughes Aircraft Company, a manufacturer of aerospace and missile systems, data processing systems and industrial electronics equipment. From 1978 to 1987, he was Chairman of the Board and Chief Executive Officer of Hughes Aircraft Company. Dr. Puckett is also a director of the University of Southern California, the Museum of Flying and the Center for Russian and Eurasian Studies.

     David W. Wallace, 73, has been a director since 1970 and has served as Chairman of the Board and Chief Executive Officer of Lone Star since January 1991. He is also Chairman of the Executive Committee of the board. Mr. Wallace was Chairman of the Board and Chief Executive Officer of Todd Shipyards Corporation from 1987 to 1990, and prior to July 1984, he was Chairman of the Board and President, Bangor Punta Corporation, a diversified company. Until late 1995, he was Chairman of the Board of The Putnam Trust Company and FECO Engineered Systems, Inc., a manufacturer and engineer of high technology industrial ovens. Mr. Wallace is a director of The Northstar Mutual Fund, a family of mutual funds, and The Emigrant Savings Bank.

CONTINUING DIRECTORS -- TERM TO EXPIRE 1998 (CLASS II)

     James E. Bacon, 66, has been a director since 1992 and is a member of the Executive, Audit and Compensation and Stock Option Committees of the board. He is a private investor and consultant. From 1986 to 1990, he was Executive Vice President and a Director of United States Trust Company, a bank holding company, and a Trustee of United States Trust Company of New York. Mr. Bacon is a trustee of the funds advised by Nuveen Institutional Advisory Corp.

     William M. Troutman, 56, has been a director since 1992 and is a member of the Executive Committee of the board. Since 1986, he has been President and Chief Operating Officer of Lone Star.

CONTINUING DIRECTORS -- TERM TO EXPIRE 1999 (CLASS III)

     Theodore F. Brophy, 73, has been a director since 1992 and is a member of the Executive and Audit Committees of the board. He is a consultant and director of various companies. Until May 1988, Mr. Brophy was Chairman and Chief Executive Officer of GTE Corporation, a telecommunications company. In 1988, he was Chairman, United States Delegation to the World Administrative Conference on Space Communications. Mr. Brophy is also a director of Transcell Technologies Inc.

     Robert G. Schwartz, 69, has been a director since 1994 and is a member of the Executive and Compensation and Stock Option Committees of the board. Mr. Schwartz retired as Chairman of the Board of Directors, President and Chief Executive Officer of the Metropolitan Life Insurance Company in 1993, having held these positions since 1989. He has continued as a director of the Metropolitan Life Insurance Company, and is also a director of CS First Boston, Inc., COMSAT Corporation, Lowe's Companies, Inc., Mobil Corporation, Potlatch Corporation and The Reader's Digest Association, Inc., and a member of the Board of Trustees of the Consolidated Edison Company of New York. Mr. Schwartz is a member of the Business Council and a Trustee of the Committee for Economic Development.

     Jack R. Wentworth, 68, has been a director since 1992 and is Chairman of the Compensation and Stock Option Committee of the board. From 1984 to 1993, he was Dean of the Graduate School of Business and is now Arthur M. Weimer Professor Emeritus of Business Administration at Indiana University. Professor Wentworth is also a director of Kimball International, Inc. and Market Facts, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

     The board has standing Audit, Compensation and Stock Option and Executive Committees.

     The Audit Committee recommends the principal auditors of Lone Star, consults with the principal auditors with regard to the plan of audit, reviews the report of audit and the accompanying management letter, consults with the principal auditors with regard to the adequacy of internal controls, and consults with Lone Star's internal auditor on these matters.

     The Compensation and Stock Option Committee approves compensation arrangements for senior management and approves and recommends to the board of directors the adoption of any compensation plans in which officers and directors are eligible to participate, and grants stock options and other benefits under these plans.

     The Executive Committee is empowered to exercise all of the authority of the board of directors, except that it does not have the power to rescind any action previously taken by the board of directors or to take certain actions enumerated in the Company's by-laws (such as amending the Company's certificate of incorporation, changing the Company's dividend policy or adopting an agreement of merger or consolidation).

     Lone Star has no nominating committee or other committee of the board performing a similar function.

MEETINGS OF THE BOARD AND COMMITTEES

     Six meetings of the board of directors, one meeting of the Audit Committee, three meetings of the Compensation and Stock Option Committee and one meeting of the Executive Committee were held during 1996, and each of the directors of the Company, other than Mr. Newman, attended at least 75% of the aggregate number of meetings of the board and committees on which he served.

DIRECTORS' COMPENSATION

     All directors, other than Messrs. Wallace and Troutman, are compensated for their services pursuant to the Lone Star Industries, Inc. Voluntary Deferred Compensation Plan for Non-Employee Directors (the "Plan") which became effective July 1, 1996. Prior to that date, directors received retainer fees of $20,000 in cash annually. Under the Plan, nonemployee directors receive an annual retainer fee of 400 shares of common stock, subject to adjustment in certain circumstances, and $10,000 in cash. These retainer fees are paid quarterly in arrears. The Plan permits non-employee directors to defer all or a part of the cash portion of their annual retainer fee in an interest-bearing account (an "Interest Account"). Interest is credited to the Interest Account at the prime rate, compounded monthly. The Plan also permits participants to defer receipt of all or a part of the common stock portion of their annual retainer fee in a stock equivalent account (the "Phantom Share Account"). The Phantom Share Account contains phantom units, each of which is equivalent in value to a share of common stock. Phantom units are credited with dividends which are reinvested in additional phantom units. In addition to these annual retainers, non-employee directors receive $1,000 for each board and board committee meeting attended and $2,500 annually for any board committee they chair.

     Non-employee directors also are provided $100,000 of life insurance, and if they leave service as a director after having served a minimum of five years, are entitled to continued life insurance and they (or their estates) are entitled to annual payments of $15,000 for 10 years after the date they leave service (the "Director Deferred Compensation"). Having served as a director for more than five years prior to becoming an employee of Lone Star, Mr. Wallace is entitled to the Director Deferred Compensation and the continuation of his life insurance.

     The Company's Directors Stock Option Plan provides for the grant to non-employee directors of options to purchase up to 50,000 shares of common stock, subject to adjustment under certain circumstances. Under this plan, each non-employee director annually is granted a ten-year option to purchase 1,000 shares of common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant. All such options vest six months from the date of grant. The plan is administered by the board of directors and expires on March 10, 2004.

                             EXECUTIVE COMPENSATION

     The following table shows, for the three fiscal years ended December 31, 1996, the compensation paid by the Company to its Chief Executive Officer and four other most highly paid executive officers.

SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM COMPENSATION
                                                                            ---------------------------------
                                              ANNUAL COMPENSATION                   AWARDS
                                       ----------------------------------   -----------------------   PAYOUTS
                                                                 (E)                        (G)       -------       (I)
                                                             ------------      (F)       ----------             ------------
                                                                OTHER       ----------   SECURITIES     (H)         ALL
             (A)                 (B)     (C)        (D)         ANNUAL      RESTRICTED   UNDERLYING   -------      OTHER
------------------------------  -----  --------   --------   COMPENSATION     STOCK       OPTIONS/     LTIP     COMPENSATION
 NAME AND PRINCIPAL POSITION    YEAR    SALARY    BONUS(1)       (2)         AWARD(S)       SARS      PAYOUTS       (3)
------------------------------  -----  --------   --------   ------------   ----------   ----------   -------   ------------
David W. Wallace..............  1996   $170,833   $ 75,000     --             --                --     --         $465,489
  Chairman of the Board         1995    150,000         --     --             --                --     --           21,791
  and Chief Executive Officer   1994    200,000    600,000     --             --           125,000     --           17,504

William M. Troutman...........  1996    306,250    137,500     --             --                --     --          477,948
  President and Chief           1995    275,000         --     --             --                --     --           13,010
  Operating Officer             1994    300,000    360,000     --             --           125,000     --            6,493

Roger J. Campbell.............  1996    176,250     85,000     --             --                --     --           65,909
  Vice President -              1995    170,000         --     --             --                --     --            8,794
  Cement Operations             1994    170,000    185,000     --             --            75,000     --            5,235

Michael W. Puckett............  1996    166,250     80,000     --             --                --     --           33,339
  Vice President - Cement
    Sales                       1995    160,000         --     --             --                --     --            7,894
  and Concrete Operations       1994    160,000    180,000     --             --            75,000     --            4,106

William E. Roberts............  1996    166,250     80,000     --             --                --     --          384,282
  Vice President, Chief         1995    160,000         --     --             --                --     --            8,785
  Financial Officer,
    Controller                  1994    160,000    180,000     --             --            75,000     --            4,760
  and Treasurer

---------------
(1) Bonuses for 1996 were paid in 1997 under the Company's Executive Incentive Plan. The bonuses paid in 1994 were in connection with the Company's successful emergence from its reorganization proceedings.

(2) Perquisites and other personal benefits were less than either $50,000 or 10% of the total annual salary and bonus for 1994, 1995 and 1996 for each of the named executive officers.

(3) Other compensation in 1996 consists principally of a one-time nonrecurring payment by Rosebud Holdings, Inc., the Company's liquidating subsidiary, under the Rosebud Incentive Plan, which was established with the approval of the Company's creditors and the bankruptcy court in connection with the Company's emergence from bankruptcy in 1994. The plan was established to incentivize employees to liquidate certain assets in order to repay $138,188,000 principal amount of 10% Asset Proceeds Notes issued by the Company's liquidating subsidiary. In June 1996, the remaining outstanding notes were repaid more than one year prior to their maturity. An aggregate in excess of $155.3 million of interest and principal were paid as a result of 25 separate transactions including settlements of litigation and sales of operating units, joint ventures and real estate. Under the plan, payments were made from a pool in the maximum amount of 20% of the assets remaining in the liquidating subsidiary after payment in full of the notes. Additional components of this number include (i) Company contributions under the Savings Plan for Salaried Employees; (ii) Company contributions under the Employees Stock Purchase Plan; (iii) group term life insurance premiums;
    (iv) one-time premium payments to insurance companies for fully paid policies covering litigation costs, if any, that may arise in connection with enforcing change of control agreements previously entered into with executives as described below; and (v) in the case of Messrs. Wallace and Troutman, one-time premium payments to insurance companies for fully paid policies covering the costs of certain retiree medical and life insurance benefits previously granted to the executives as described below in the event that the Company fails to provide such benefits following a change of control, together with payments to Messrs. Wallace and Troutman for the taxes paid on the noncash compensation represented by these premiums.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

     The Company has employment agreements with each of David W. Wallace and William M. Troutman. Pursuant to their respective agreements, Mr. Wallace is Chairman and Chief Executive Officer of the Company at an annual salary of $200,000 and Mr. Troutman is President and Chief Operating Officer of the Company at an annual salary of $350,000. Each of these employment agreement's initial term runs through June 30, 1998 and, thereafter, renews for successive two-year terms unless terminated at the end of the then current term by either the Company or the executive on at least six months prior notice (in which case, if terminated by the Company, the executive receives one year's salary as severance pay and receives medical and certain other benefits during this one-year period). Upon a "change in control", as defined in his agreement, each of Messrs. Wallace and Troutman may terminate his employment and receive severance pay equal to two and one-half years' salary and receive medical and certain other benefits during this severance period. The agreements require the Company to establish a grantor trust to fulfill its financial obligations under the agreements (such trust to be funded upon a change of control).

     Mr. Troutman is entitled to receive annual retirement benefits at age 65 which amount to 50% of his salary and bonus, and in no event shall such benefits be less than $237,500 annually. These benefits will be reduced by the sum of the annual retirement benefits paid to him pursuant to the Salaried Employees Pension Plan and the annual payments to which he is entitled under an annuity purchased by Lone Star in 1989. If Mr. Troutman ceases full-time employment with the Company prior to age 62, he may elect to receive his retirement benefits reduced by 5% for each year before age 62. Thereafter, there will be no reduction. If Mr. Troutman is disabled at any time, the retirement benefits commence immediately. Upon his death, the retirement benefits will be paid to his spouse until her death.

     Upon retirement, Messrs. Wallace and Troutman, and their respective spouses, will be entitled to full payment for certain medical services and expenses pursuant to agreements between each of them and the Company. These medical benefit payments are to be reduced by an annual deductible per insured of $1,000 prior to age 65 and $750 thereafter, with benefit payments coordinated with medicare and with a lifetime benefit limit for each person of $1.0 million. Upon retirement, Lone Star will also provide Messrs. Wallace and Troutman retiree life insurance on the same basis as that presently in effect for Lone Star's salaried retirees.

     The Company has entered into change of control agreements with Messrs. Campbell, Puckett and Roberts. Pursuant to these agreements, in the event his employment is not continued on a substantially equivalent basis for a year following a change of control, or if for any reason he elects to terminate his employment during a thirty-day period commencing on the first anniversary of the change of control, the officer is entitled to severance pay equal to two and one-half years' base salary and to medical and certain other benefits for this two and one-half year period. The agreements remain in effect until December 31, 1999. Upon a change of control, the named executives are also entitled to a bonus equal to 50% of their then base salary under the Company's Executive Incentive Plan and, except for Mr. Troutman, to certain pension benefits under a supplemental retirement plan described below.

STOCK OPTIONS

     The following table provides information on stock option exercises during the fiscal year ended December 31, 1996 and option holdings as of that date by executive officers named in the Summary Compensation Table.

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                             NUMBER OF                   UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                              SHARES                   OPTIONS AT FISCAL YEAR END        FISCAL YEAR END(1)
                            ACQUIRED ON     VALUE      ---------------------------   ---------------------------
           NAME              EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------  -----------   ----------   -----------   -------------   -----------   -------------
David W. Wallace..........     48,496     $  824,432          --             --      $        --     $      --
William M. Troutman.......         --             --     125,000             --        2,687,500            --
Roger J. Campbell.........         --             --      56,250         18,750        1,209,375       403,125
Michael W. Puckett........     50,000        772,250       6,250         18,750           26,875       403,125
William E. Roberts........     53,000      1,076,250       3,250         18,750           69,875       403,125

---------------
(1) The closing price of a share of common stock on the New York Stock Exchange for the last trading day of 1996 was $36 7/8.

PENSION PLAN

     The following table shows the estimated annual benefit payable upon retirement to persons in specified compensation and years of credited service classifications under the Lone Star Salaried Employees' Pension Plan and Supplemental Executive Retirement Plan:

                           ESTIMATED ANNUAL PENSION BENEFIT PAYABLE AT NORMAL RETIREMENT
                                 ASSUMING THE FOLLOWING YEARS OF CREDITED SERVICE
  ASSUMED AVERAGE       -------------------------------------------------------------------
ANNUAL COMPENSATION       10          15          20          25          30          35
-------------------     -------     -------     -------     -------     -------     -------
     $ 125,000          $17,600     $26,500     $35,300     $44,100     $52,900     $62,100
       150,000           21,600      32,400      43,200      54,000      64,900      76,000
       175,000           25,600      38,400      51,200      64,000      76,800      90,000
       200,000           29,600      44,400      59,200      73,900      88,700     103,900
       250,000           37,500      56,300      75,100      93,800     112,600     131,700
       300,000           45,500      68,200      91,000     113,700     136,500     159,600
       350,000           53,400      80,200     106,900     133,600     160,300     187,400
       400,000           61,400      92,100     122,800     153,500     184,200     215,300

     The compensation covered by the qualified plan includes base pay, subject to ERISA limitations of $228,860 for 1992, $235,840 for 1993, and $150,000 for
1994 and later years. The compensation covered by the supplemental plan include base pay plus bonuses (paid after July 16, 1996) with no limitation. Base pay is shown in column (c) of the Summary Compensation Table, and bonuses are shown in column (d).

     The years of credited service for David W. Wallace, William M. Troutman, Roger J. Campbell, Michael W. Puckett and William E. Roberts are 6, 14, 11, 27 and 22, respectively. Mr. Troutman is not a participant in the supplemental benefit plan.

     The qualified plan benefits are payable for the lifetime of the individuals, while the supplemental benefits are payable as a lump sum. The benefits shown are payable without reduction at age 62 or later, and are not subject to any deductions or offsets. However, ERISA currently limits benefits payable at age 65 to $118,800 for 1994 and $120,000 for 1995 and 1996.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Arthur B. Newman, a director of the Company, is a member of Blackstone, an affiliate of which from time to time provides investment banking services to the Company. An affiliate of Blackstone owns 90.9% of Great Lakes Dredge and Dock Corporation, an affiliate of which until April 1996 provided barge towing services to the Company's subsidiary, New York Trap Rock Corporation, for which it was paid approximately $475,000.

     The Company, Metropolitan Life Insurance Company, The TCW Group, Inc. and certain of their affiliates are parties to a registration rights agreement pursuant to which the Company has registered certain securities of the Company held by such entities and will maintain the effectiveness of the registration statement until such registration is no longer required. Pursuant to this agreement, the Company is obligated to pay all expenses incident to the registration, offering and sale of the securities offered to the public, other than underwriting commissions, and to indemnify these parties against certain civil liabilities, including liabilities under the Securities Act of 1993.

     In a privately negotiated transaction entered into in November 1996, the Company purchased 500,000 shares of its common stock from certain affiliates of The TCW Group, Inc., which together with its affiliates is the owner of more than 5% of the shares of common stock outstanding. The purchase price paid was $36.00 per share, which was a discount to the then market price of the shares.

     Metropolitan Life Insurance Company, along with one of its subsidiaries, provides various services in connection with the Company's sponsorship and administration of its salaried and hourly employee 401(k) savings plans. In addition, Metropolitan Life and one of its affiliates hold the Company's $50 million principal amount of 7.31% Senior Notes due 2007, which were issued in March 1997.

                          REPORT AND PERFORMANCE GRAPH

     Notwithstanding anything to the contrary set forth in any of Lone Star's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, in whole or in part, including the Company's Annual Report on Form 10-K for 1996 and the Company's currently effective Registration Statements on Form S-3 and S-8, the following Report and Performance Graph shall not be incorporated by reference into any such filings.

                  REPORT OF THE COMPENSATION AND STOCK OPTION
                      COMMITTEE ON EXECUTIVE COMPENSATION

GENERAL PHILOSOPHY

     The Company's general philosophy for the compensation of its executives is based on the premise that levels and types of compensation should be established to support the Company's business strategy and long-term development and enhance stockholder value. Such compensation must also be competitive with that offered by comparable companies in order to attract, retain and reward executives capable of achieving those objectives.

     When the Compensation and Stock Option Committee considers executive compensation it is guided by the experience of the executive involved, future initiatives for and challenges to the Company, the executive's expected contribution to the Company's performance and compensation arrangements in businesses similar to that of the Company. If appropriate in the judgment of the Committee, recommendations of a compensation consulting firm are sought in connection with the determination of executive compensation. The Committee considers annually the compensation of the Company executives and held three meetings in 1996.

BASE SALARY

     Upon the Company's emergence from reorganization in 1994 and consistent with both the Company's continuing efforts to manage costs and an emphasis on stock-based and other incentive compensation, salaries were kept essentially at the same levels as those in effect from 1990 to 1994. Base salaries were, in fact, reduced in the case of certain senior executive officers, including Mr. Wallace, whose salary went from $250,000 to $150,000 effective July 1, 1994. Recognizing that these salaries had not been raised for six years and were becoming significantly below those of the Company's competitors, modest salary increases to selected executive officers were implemented during mid 1996. At that time, Mr. Wallace's salary was increased to $200,000 and Mr. Troutman's salary was increased to $350,000. Factors evaluated in setting these salaries included the Committee's judgment concerning individuals' contribution to the business, levels of responsibility and career experience. No particular formulas or measures were used.

BONUSES

     The Company implemented an Executive Incentive Plan in 1996. This Plan provides for bonuses to be paid in an amount equal to certain percentages of salary determined from formulas tied to various earnings benchmarks. The maximum bonus under the plan is 50% of base salary. All such benchmarks were far exceeded in 1996, and each of the named executives received the maximum 50% bonus. In addition, during 1996 bonuses were paid from the Rosebud Incentive Plan, established to incentivize Lone Star personnel to liquidate Rosebud assets and repay the asset proceeds notes it issued in connection with Lone Star's emergence from bankruptcy. The plan was established in 1994 and had the approval of Lone Star's creditors and the bankruptcy court. Payouts under the plan recognize the outstanding results of the liquidation process, a culmination of 25 separate transactions including settlements of litigation and sales of operating units, joint ventures and real estate. Principal and interest paid to holders of Rosebud asset proceeds notes aggregated in excess of $155.3 million, and the notes were repaid in full more than a year before their maturity.

STOCK OPTIONS

     The Committee believes that a significant portion of a senior executive's compensation should be dependent on value created for the stockholders and options (as well as performance bonuses) are excellent vehicles to accomplish this by tying an executive's interests directly to the stockholders' interests. The Company has two option plans, the first of which was implemented in 1994 and options for all 700,000 shares under the plan have been granted. The number of options granted under the 1994 plan were based on the recipients' respective performance and level of responsibility. The Committee believes that an award level should be sufficient in size to provide a strong incentive for an executive to work for the long term business interests of the Company and become a significant owner of the business.

     The second option plan was approved by the board of directors and stockholders in 1996 and covers options to purchase and/or stock appreciation rights that may be exercised with respect to, 1,500,000 shares of common stock. No grants of options or SARs have been made, and the Committee has not made any determination of which executives and managers will receive grants, or the amounts of the grants. The Committee expects that criteria similar to those used in making grants under the 1994 plan will be considered and that the number of options and/or stock appreciation rights that may be granted under the 1996 plan will be sufficient to cover grants to be made through 1999.

GENERAL

     The Committee believes that the Company has an appropriate and competitive compensation program comprised of a sound base salary structure combined with effective long and short term incentives.

     No member of the Committee is a former or current executive officer or employee of the Company or of any of its subsidiaries.

                                          James E. Bacon
                                          Robert G. Schwartz
                                          Jack R. Wentworth, Chairman

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing, for the period commencing May 3, 1994 (the date the common stock began trading) and ending December 31, 1996, the cumulative total return on the Company's common stock against the cumulative total return of the Standard & Poor's 500 and a peer group. The peer group is comprised of five cement companies: Centex Construction Products, Inc., Giant Cement Company, Lafarge Corp., Medusa Corporation and Southdown, Inc. The graph assumes: (1) investment of $100 at the opening of trading on May 3, 1994 in Lone Star's common stock, the S&P 500 and the peer group; and (2) the reinvestment of all dividends.

        MEASUREMENT PERIOD            LONE STAR INDS.    STANDARD & POORS
      (FISCAL YEAR COVERED)                INC.                 500             PEER GROUP
5/3/94                                      100                 100                 100
1994                                     115.70                 104               83.52
1995                                     166.37                 143               95.21
1996                                     246.93              176.25              122.11

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents certain information regarding the beneficial ownership of common stock at February 28, 1997 provided to the Company by (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, (b) each director, (c) each executive officer named in the Summary Compensation Table, and (d) all directors and current executive officers as a group.

                                                          AMOUNT AND NATURE OF         PERCENTAGE OF
                 NAME AND ADDRESS OF                    BENEFICIAL OWNERSHIP OF      OUTSTANDING SHARES
                  BENEFICIAL OWNERS                           COMMON STOCK           OF COMMON STOCK(1)
------------------------------------------------------  ------------------------     ------------------
Metropolitan Life Insurance Company and...............          2,732,637(2)                23.17%
  Metropolitan Insurance and Annuity Company
  One Madison Avenue
  New York, NY 10010
The TCW Group, Inc. and Affiliates....................          1,435,395(3)                13.17
  18th Floor 865 South Figueroa St. Los Angeles, CA
     90071
Franklin Resources, Inc...............................            602,710(4)                 5.53
  777 Mariners Island Blvd. San Mateo, CA 94403
James E. Bacon........................................              5,099(5)                  (6)
Theodore F. Brophy....................................              6,000(5)                  (6)
Arthur B. Newman......................................              8,000(5)                  (6)
Allen E. Puckett......................................              3,799(5)                  (6)
Robert G. Schwartz....................................              8,200(5)                  (6)
William M. Troutman...................................             52,864(5)(7)               (6)
David W. Wallace......................................            678,715(5)(8)              6.22
Jack R. Wentworth.....................................              3,133(5)                  (6)
Roger J. Campbell.....................................              1,275                     (6)
Michael W. Puckett....................................              1,060                     (6)
William E. Roberts....................................             40,115(5)                  (6)
All directors and executive officers as a group (17               921,353(9)                 8.30
  persons)............................................

---------------
(1) The percentage of outstanding shares of common stock calculation assumes for each beneficial owner that all of the currently exercisable options and warrants beneficially owned by such person or entity are exercised in full by such beneficial owner and that no other options or warrants are deemed to be exercised by any other stockholders.

(2) Includes 891,609 shares of common stock issuable upon exercise of warrants held by such stockholder. This information is derived from a Schedule 13G dated February 11, 1997.

(3) The TCW Group, Inc., a parent holding company ("TCW"), and Robert Day, an individual who may be deemed to control TCW, have reported these holdings on an amended Schedule 13G, dated February 12, 1997, on behalf of various banks and investment advisors owned directly or indirectly by TCW. The Schedule 13G includes an additional 95,000 shares that may be deemed to be beneficially owned by Mr. Day, which are held by certain investment advisors that are not owned by TCW.

(4) These shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect advisory subsidiaries of Franklin Resources, Inc. ("FRI"). FRI and Charles B. Johnson and Rupert H. Johnson, Jr., FRI's principal stockholders, disclaim any economic interest or beneficial ownership of these securities. The information contained herein is derived for a Schedule 13G dated February 12, 1997.

(5) Includes shares of common stock which the directors and executive officers had the right to acquire through the exercise of warrants held by them as follows: James E. Bacon -- 83 shares; Allen E. Puckett -- 413 shares; William M. Troutman -- 538 shares; David W. Wallace -- 942 shares and Jack
    R. Wentworth -- 33 shares; Also includes shares of common stock underlying exercisable options, as follows: James E. Bacon -- 3,000 shares; Theodore F. Brophy -- 3,000 shares; Arthur B. Newman -- 3,000 shares; Allen E.
    Puckett --

    3,000 shares; Robert G. Schwartz -- 3,000 shares; Jack R. Wentworth -- 3,000 shares; William M. Troutman -- 50,000 shares; and William E.
    Roberts -- 22,000 shares.

(6) Represents less than 1% of the outstanding shares of common stock.

(7) Excludes 100 shares of common stock held by Mr. Troutman's son, as to which shares he disclaims beneficial ownership.

(8) Excludes 93,098 shares of common stock held by Mr. Wallace's wife. Includes 617,000 shares of common stock held by The Robert R. Young Foundation (the "Foundation"). Mr. Wallace is a trustee and officer of the Foundation, but has no pecuniary interest in, and receives no compensation, expense reimbursement or other monies from, the Foundation. Mr. Wallace disclaims beneficial ownership of all shares held by his wife and the Foundation.

(9) Includes or excludes, as the case may be, shares of common stock as indicated in the preceding footnotes. With respect to the executive officers not named above, (i) includes 21 shares of common stock issuable upon exercise of warrants and 108,750 shares of common stock underlying exercisable options and (ii) excludes 6,250 shares of common stock underlying non-exercisable options and an aggregate of 501 shares of common stock, and warrants to purchase 668 shares, held by the wives of three such officers, as to which shares beneficial ownership is disclaimed by such officers.

SECTION 16(A)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     An executive officer of the Company, Mr. Gerald F. Hyde, Jr., sold 1,000 shares of common stock on October 23, 1996, which was first reported under
Section 16(a) of the Securities Exchange Act of 1934 in a Form 4 filed on January 2, 1997.

PROPOSAL 2.  RATIFICATION OF APPOINTMENT OF AUDITORS

     The board of directors has recommended that stockholders ratify its appointment of Coopers & Lybrand L.L.P. as principal independent auditors of the Company for the year ending December 31, 1997. Coopers & Lybrand L.L.P. has performed the annual audits of the Company's accounts for many years. A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting to respond to any questions stockholders may have concerning the audited financial statements of the Company and to make a statement, if he or she so desires.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS PRINCIPAL INDEPENDENT AUDITORS FOR 1997.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Stockholder proposals for the 1998 annual meeting should be received by the Company no later than December 2, 1997 in order to be considered for inclusion in the 1998 annual meeting proxy statement and form of proxy.

                                 OTHER MATTERS

     The board of directors knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the persons acting pursuant to the proxy will vote on them in their discretion. A copy of the 1996 Annual Report on Form 10-K is being mailed with this Proxy Statement.

                                          By Order of the Board of Directors,

                                          JAMES W. LANGHAM
                                          Vice President, General Counsel
                                          and Secretary

March 31, 1997

                                       FG

PROXY

[LONE STAR LOGO]
LONE STAR INDUSTRIES, INC.
STAMFORD, CONNECTICUT


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints DAVID W. WALLACE, WILLIAM M. TROUTMAN AND JAMES W. LANGHAM, and each of them, proxies, with full power of substitution, to vote with all powers the undersigned would possess if personally present at the Annual Meeting of Stockholders of Lone Star Industries, Inc. to be held May 15, 1997 at 10:00 a.m. at The Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, for each of the matters listed below and the transaction of such other business as may properly come before the meeting (including adjournments).

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. ON ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE ABOVE-NAMED PERSONS.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

Please mark
your votes as
indicated in
this example.  [ X ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.


Proposal 1 - Election of Directors.              FOR (except as
                                                 withheld below)  WITHHELD
Nominees: Arthur B. Newman, Allen E. Puckett
          and David W. Wallace                        [  ]         [  ]

(To withhold authority to vote for any
 individual nominee write that nominee's
 name in the space provided below.)

 _______________________________________


                                               FOR     AGAINST     ABSTAIN
Proposal 2 - Ratification of Appointment of    [  ]      [  ]       [  ]
             Independent Auditors.

Please date Proxy, sign Proxy as your name appears above and return Proxy in the enclosed envelope. If acting as execu-tor, administrator, trustee, guardian, partner, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.


Signature(s) _______________________________________ Date _______________, 1997

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE